EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Deltic Timber Corporation

El Dorado, Arkansas

We consent to the inclusion of our report of Del-Tin Fiber, L.L.C. as of and for the fiscal years ending December 31, 2011, January 1, 2011, and January 2, 2010, dated February 2, 2012 in Deltic Timber Corporation’s Form 10-K for the year ended December 31, 2011.

/s/ FROST, PLLC
Certified Public Accountants

Little Rock, Arkansas
March 8, 2012